Exhibit (a)(1)(A)

Offer To Purchase For Cash

by

Winmark Corporation

of

Up to 150,000 Shares of its Common Stock

At a Purchase Price of $159.63 Per Share

The tender offer, proration period and withdrawal rights will expire at
12:00 Midnight, Eastern Daylight Time, on March 28, 2019
unless the tender offer is extended.

Winmark Corporation, a Minnesota corporation (“Winmark,” the “Company,” “we” or “us”), is offering to purchase up to 150,000 shares of its common stock, no par value per share, at a price of $159.63 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, no par value per share, of Winmark.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions discussed in this Offer to Purchase.

Our shares are listed and traded on the NASDAQ Global Market under the symbol “WINA.” On February 27, 2019, the last trading day prior to the commencement of the tender offer, the last sale price of our shares reported on the NASDAQ Global Market was $168.01 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

Our board of directors has approved the tender offer. However, neither Winmark, our board of directors, the Depositary nor the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering any shares. You should carefully evaluate all information in the Offer to Purchase and the related Letter of Transmittal, should consult with your own financial and tax advisors, and should make your own decisions about whether to tender shares, and, if so, how many shares to tender.

John L. Morgan, our Executive Chairman of the Board, has indicated his non-binding intention to tender 496,950 shares in the tender offer. Paul C. Reyelts, our director, has indicated his non-binding intention to tender 40,447 shares in the tender offer. Mark L. Wilson, our director, has indicated his non-binding intention to tender 31,000 shares in the tender offer. All of our other directors and officers have indicated that they do not intend to tender shares in the tender offer. If Mr. Morgan tenders the 496,950 shares as he has indicated, our ownership structure following completion of the tender offer will be different from our ownership structure prior to the tender offer. See Section 2.

The tender offer has not been approved or disapproved by the Securities and Exchange Commission (the “Commission”) nor has the Commission passed upon the fairness or merits of the tender offer nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal, or any document incorporated herein by reference, may be directed to the Information Agent.

This document contains important information about the tender offer. We urge you to read it in its entirety.

Offer to Purchase dated February 28, 2019

IMPORTANT PROCEDURES

If you wish to tender all or any part of your shares, you must do one of the following before the tender offer expires:

•                                          if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and instruct the nominee to tender your shares for you, or

•                                          if you hold certificates in your own name, properly complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, the Depositary for the tender offer, at the address appearing on the back cover of this document, or

•                                          if you are an institution participating in The Depositary Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, or

•                                          if you are a holder of stock options to purchase shares under the Company’s stock option plans, you may exercise your stock options and tender any of the shares issued upon exercise in accordance with the Company’s policies and procedures for the applicable equity plan.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares.

The tender offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	Winmark Corporation, which we refer to as “Winmark,” the “Company,” “we” or “us” is offering to purchase shares of its common stock, no par value per share, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?

We are offering to purchase your shares at a price of $159.63 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How many shares will Winmark purchase?

We are offering to purchase 150,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below). 150,000 shares represent approximately 3.8% of our outstanding common stock as of February 25, 2019. As of February 25, 2019, there were 3,909,186 shares issued and outstanding. See Section 10. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

Why is Winmark making the tender offer?

We believe that the tender offer is a prudent use of our financial resources, that the tender offer presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders in an efficient manner, and that investing in our own shares is an attractive use of capital. The tender offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. See Section 2 for additional information about the purpose of the tender offer.

How will Winmark pay for the shares?

Assuming we purchase 150,000 shares in the tender offer, approximately $24 million will be required to purchase such shares. We have available cash that will allow us to purchase all of the shares that we are seeking to purchase that are properly tendered in the tender offer through our available cash and borrowing availability under our existing revolving line of credit facility. Accordingly, the tender offer is not subject to a financing condition. We will pay fees and expenses relating to the tender offer with our available cash. See Sections 6 and 8.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on March 28, 2019 at 12:00 Midnight, Eastern Daylight Time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 13.

How will I be notified if Winmark extends the tender offer?	We will issue a press release by 9:00 a.m., Eastern Daylight Time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 13.

What will happen if I do not tender my shares?

Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, that must be satisfied in our reasonable judgment or waived by us, on or prior to the expiration of the tender offer. See Section 6. The tender offer is not conditioned on our shareholders tendering any minimum number of shares.

How do I tender my shares?

To tender your shares, prior to 12:00 Midnight, Eastern Daylight Time, on March 28, 2019 (unless the tender offer is extended):

•                                        you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase; or

•                                        the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact the Information Agent for assistance. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?

Options to purchase shares cannot be tendered in the tender offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and Winmark’s policies and practices, and tender the shares received upon such exercise in accordance with the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options and the provisions for pro rata purchases by Winmark. We strongly encourage option holders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the option holder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date. Accordingly, we suggest that, in the event that you wish to exercise your vested options, you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Winmark policies and practices at least four business days prior to the expiration date. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before 12:00 Midnight, Eastern Daylight Time, on March 28, 2019, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after April 25, 2019. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares. See Section 4.

Has Winmark or its board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors, nor the Depositary nor the Information Agent, make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Section 2. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will Winmark’s directors and officers tender shares in the tender offer?

John L. Morgan, our Executive Chairman of the Board, has indicated his non-binding intention to tender 496,950 shares in the tender offer. Paul C. Reyelts, our director, has indicated his non-binding intention to tender 40,447 shares in the tender offer. Mark L. Wilson, our director, has indicated his non-binding intention to tender 31,000 shares in the tender offer. All of our other directors and officers have indicated that they do not intend to tender shares in the tender offer. See Sections 1 and 10.

Following the tender offer, will Winmark continue as a public company?	Yes. We do not believe that our purchase of shares in the tender offer will cause us to be eligible for deregistration under the Exchange Act or delisted from the NASDAQ Global Market.

What happens if more than 150,000 shares are tendered in the tender offer?

John L. Morgan, our Executive Chairman of the Board, has indicated his non-binding intention to tender 496,950 shares in the tender offer. If more than 150,000 shares are properly tendered and not properly withdrawn prior to the expiration time, we will purchase all properly tendered shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares. Because of this proration provision, we do not expect to purchase all of the shares that you tender.

When will Winmark pay for the shares I tender?

We will pay the purchase price, net to you in cash, without interest, for the shares we purchase within three business days after the expiration of the tender offer and the acceptance of the shares for payment. In the likely event of proration, we do not expect to be able to commence payment for shares until at least two business days after the expiration date and as promptly thereafter as practicable. See Sections 1 and 5.

What is the recent market price of my Winmark shares?

On February 27, 2019, the last trading day prior to the commencement of the tender offer, the last sale price for our shares reported on the NASDAQ Global Market was $168.01 per share. The purchase price in the tender offer is a 5.0% discount to the last reported sales price on February 27, 2019. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Sections 1 and 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Sections 3 and 12. All shareholders should review the discussion in Sections 3 and 12 regarding material U.S. federal income tax issues and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

To whom can I talk if I have questions?	The Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. and its contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Offer to Purchase and may make such statements in future filings with the Commission. We may also make forward-looking statements in our press releases or other public or shareholder communications. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations. When we use any of the words “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” or similar expressions, we are making forward-looking statements.

These forward-looking statements represent our outlook only as of the date of this Offer to Purchase. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 30, 2017, other risk factors discussed herein or listed from time to time in our reports filed with the Commission and the following:

•                                          We are dependent on franchise renewals.

•                                          We are dependent on new franchisees.

•                                          We are in the early stages of a new franchising initiative.

•                                          We may make additional investments outside of our core businesses.

•                                          We may sell franchises for a territory, but the franchisee may not open.

•                                          Our retail franchisees are dependent on supply of used merchandise.

•                                          We may be unable to collect accounts receivable from franchisees.

•                                          We operate in extremely competitive industries.

•                                          We are subject to credit risk in our lease portfolio and our allowance for credit losses may be inadequate to absorb losses.

•                                          Deterioration in economic or business conditions may negatively impact our leasing business.

•                                          We are subject to restrictions and counterparty risk in our credit facilities, including the revolving line of credit facility and the note agreement, and our additional leverage may adversely affect our capital resources, financial condition and liquidity.

•                                          We are subject to government regulation.

•                                          We may be unable to protect against data security risks.

INTRODUCTION

To the Shareholders of Winmark Corporation:

We offer our shareholders the opportunity to tender shares of our common stock, no par value. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 150,000 shares of our common stock at a price of $159.63 per share, net to the seller in cash.

This Offer to Purchase and the related Letter of Transmittal as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, no par value per share, of Winmark Corporation.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than 150,000 shares are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1.

The tender offer will expire at 12:00 Midnight, Eastern Daylight Time, on March 28, 2019, unless the tender offer is extended.

The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions discussed in this Offer to Purchase. See Sections 6 and 8.

Winmark’s board of directors has approved the tender offer. However, neither Winmark, Winmark’s board of directors, the Depositary nor the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in this Offer to Purchase and the related Letter of Transmittal, should consult their own financial and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

John L. Morgan, our Executive Chairman of the Board, has indicated his non-binding intention to tender 496,950 shares in the tender offer. Paul C. Reyelts, our director, has indicated his non-binding intention to tender 40,447 shares in the tender offer. Mark L. Wilson, our director, has indicated his non-binding intention to tender 31,000 shares in the tender offer. All of our other directors and officers have indicated that they do not intend to tender shares in the tender offer. See Sections 1 and 10.

The purchase price will be paid net to the tendering shareholder in cash, without interest, for all the shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 13 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 that is included as part of the Letter of Transmittal or the applicable Form W-8 obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 24% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the tender offer. See Section 3.

As of February 25, 2019, we had 3,909,186 issued and outstanding shares, excluding 157,315 shares of common stock currently available for future awards under our stock option plans and 637,880 shares reserved for issuance upon exercise of outstanding stock awards granted under our stock option plans. The 150,000 shares that we are offering to purchase represent approximately 3.8% of the shares outstanding on February 25, 2019. On February 27, 2019, the last trading day before the date of announcement of the tender offer, the last reported sale price of our common stock on the NASDAQ Global Market was $168.01 per share. The purchase price in the tender offer is a 5.0% discount to the last reported sales price on February 27, 2019. Shareholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer. See Section 7.

THE TENDER OFFER

Section 1.              Number of Shares; Proration

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 150,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $159.63 per share, net to the seller in cash, without interest.

The term “expiration date” means 12:00 Midnight, Eastern Daylight Time, on March 28, 2019, unless and until we, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, expires. See Section 13 for a description of our right to extend, delay, terminate or amend the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) we increase or decrease the price to be paid for shares, (b) we increase the number of shares being sought in the tender offer, or (c) we decrease the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 13, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Time.

The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions discussed in this Offer to Purchase. See Sections 6 and 8.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than 150,000 shares are properly tendered and not properly withdrawn.  All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration, will be returned at our expense promptly after the expiration date.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 150,000 shares, we will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Proration. If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders.

If Mr. Morgan tenders 496,950 shares as he has indicated, the proration factor in the tender offer would be substantially impacted. As a result, only a limited number of shares properly tendered by other shareholders would be purchased. See Section 10.

Shareholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until at least two business days after the expiration date and as promptly thereafter as practicable. The results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain proration information from the Information Agent and may be able to obtain this information from their brokers.

As described in Section 12, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Winmark’s shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Section 2.              Purpose of the Tender Offer; Certain Effects of the Tender Offer; Plans and Proposals

Purpose of the Tender Offer. In determining to authorize the tender offer, our board of directors considered a broad range of factors, including current market conditions for a transaction of this nature, our financial condition, operations, capital needs, strategy and expectations for the future and the potential attractiveness of the tender offer to our shareholders.  The board also considered the outcome of the Company’s previous tender offers for 875,000 shares of common stock in May 2015 and 400,000 shares of common stock in August 2017, and the Company’s partial repayment of debt incurred in those transactions.  The board of directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets in general.  Our board of directors has determined that the tender offer is a prudent use of our financial resources given our business profile, operating cash flow and the current market price for our shares and that the tender offer presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. The board of directors determined that the tender offer price discount to the last reported sales price on February 27, 2019, was appropriate in light of the Company’s trading volume and past repurchases by the Company. In addition, the board of directors established a committee of independent directors not participating in the tender offer, who approved the tender offer price.

We believe that the tender offer represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. This format of repurchase also provides a method for shareholders not participating to increase their relative percentage interest in Winmark and our future performance. The tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the tender offer, shareholders who do not participate in the tender offer will automatically increase their relative percentage ownership interest in us and our future performance. The tender offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.

On February 28, 2019, our board of directors authorized us to enter into this tender offer, approved spending approximately $24 million to repurchase shares tendered, and set the pricing of the tender offer. Prior to the authorization of this tender offer, Winmark had authorization to repurchase an additional 130,604 shares of common stock under its previously announced share repurchase program, which will remain available for repurchases of common stock under the share repurchase program after the consummation of the tender offer. In addition, depending on market conditions and the availability of capital, our board of directors may authorize additional repurchases in the future, including repurchases pursuant to additional tender offers.

After the tender offer is completed, we believe that our anticipated cash flow from operations and availability and access to credit will be adequate for our needs.

Depending on the number of shares purchased in the tender offer, the result and prospects of our business, prevailing economic and market conditions and the market price of the shares, we may continue our previously authorized repurchase program subsequent to the termination of the tender offer. However, Rule 13e-4 under the Exchange Act prohibits Winmark and its affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

Winmark’s board of directors has approved the tender offer. However, neither Winmark, Winmark’s board of directors, the Depositary nor the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in this Offer to Purchase and the related Letter of Transmittal, should consult their own financial and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

John L. Morgan, our Executive Chairman of the Board, has indicated his non-binding intention to tender 496,950 shares in the tender offer. Paul C. Reyelts, our director, has indicated his non-binding intention to tender 40,447 shares in the tender offer. Mark L. Wilson, our director, has indicated his non-binding intention to tender 31,000 shares in the tender offer. All of our other directors and officers have indicated that they do not intend to tender shares in the tender offer. See Sections 1 and 10.

Certain Effects of the Tender Offer. Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Winmark and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future, but will bear the attendant risks associated with owning our common stock, including risks associated with our higher leverage resulting from the consummation of the tender offer and borrowing under our revolving line of credit facility to fund a portion of the tender offer. Shareholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

Shares that we acquire pursuant to the tender offer will be cancelled and will have the status of authorized but unissued shares.

The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. As of February 25, 2019, there were 3,909,186 shares issued and outstanding. Assuming we acquire 150,000 shares in the tender offer, approximately 3,759,186 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell a significant number of shares without materially affecting the market price.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of shareholders. We believe that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act or delisting from the NASDAQ Global Market.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of the shares pursuant to the tender offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations as long as our shares continue to be listed on the NASDAQ Global Market.

Plans and Proposals. Except as disclosed elsewhere in this Offer to Purchase, or as may occur in the ordinary course of its business, Winmark currently has no plans, proposals or negotiations that relate to or would result in:

•                                          an extraordinary transaction, such as a merger, reorganization or liquidation, involving Winmark or any of its subsidiaries;

•                                          any purchase, sale or transfer of a material amount of Winmark’s assets or any of its subsidiaries’ assets;

•                                          any material change in Winmark’s present dividend rate or policy, indebtedness or capitalization;

•                                          any change in Winmark’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•                                          any other material change in Winmark’s corporate structure or business;

•                                          a class of Winmark’s equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•                                          a class of Winmark’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          the suspension of Winmark’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of additional securities of Winmark, or the disposition by any person of securities of Winmark; or

•                                          any changes in Winmark’s articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of Winmark.

Winmark reserves the right to change its plans and intentions at any time, as it deems appropriate.

Section 3.              Procedures for Tendering Shares

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer, the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for shareholders to act to instruct them to accept the tender offer on their behalf. Shareholders who hold shares through nominee holders are urged to immediately contact the nominee holder of their shares to determine the applicable deadline.

Shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required:

•                                          if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal, or

•                                          if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”).

See Instruction 1 of the Letter of Transmittal.

In all other cases, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution. If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after the expiration of the tender offer and after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the expiration date.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Winmark may enforce such agreement against such participant.

Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 24% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit the applicable IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Information Agent. See Instructions 7 and 8 of the Letter of Transmittal.

To prevent federal backup withholding tax equal to 24% of the gross payments made to shareholders for shares purchased pursuant to the tender offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the shareholder’s correct taxpayer identification number and provide other information by completing the Form W-9 included with the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering shareholders, see Section 12.

Federal Income Tax Withholding on Foreign Shareholders. Even if a foreign shareholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign shareholder is any shareholder that is not a “United States holder” (as defined in Section 12). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment the applicable completed and executed IRS Form W-8. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the “Section 302 tests” for capital gain treatment described in Section 12 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Foreign shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 9 and 10 of the Letter of Transmittal.

Stock Options. Options to purchase shares cannot be tendered in the tender offer. Holders of vested but unexercised options may exercise such options in accordance with the terms of the related share-based compensation plans and Winmark’s policies and practices, and tender the shares received upon such exercise in accordance with the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. Holders of vested but unexpired options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them based on their stock option exercise prices and the expiration date of their options, the tender price and the provisions for pro rata purchases by Winmark. We strongly encourage option holders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the option holder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date. Accordingly, we suggest that, in the event that you wish to exercise your vested options, options for such shares be exercised in accordance with the terms of the related stock option plan and option agreement and Winmark policies and practices at least four business days prior to the expiration date.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, these shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, in each case without expense to the shareholder.  In the case of shares originally tendered by book-entry transfer at the book-entry transfer facility or in the case of shares originally tendered by a certificate not bearing restrictive legends, the shares will be returned by credit to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In the case of shares originally tendered by a certificate bearing restrictive legend, the shares will be returned by a certificate bearing the same restrictive legend as the certificate originally tendered.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer prior to the expiration of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder, and our interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. In the event a condition to the tender offer is waived with respect to any particular shareholder prior to the expiration of the tender offer, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of Winmark, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

Tendering Shareholder’s Representation and Warranty; Winmark’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to Winmark that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering shareholder and Winmark upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. Shareholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (800) 468-9716 for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the shareholder to secure against the risk that the share certificates may be subsequently recirculated. Shareholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to Winmark or the Information Agent. Any such documents delivered to Winmark or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

Section 4.              Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by us pursuant to the tender offer, also may be withdrawn at any time after April 25, 2019. Shareholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding, subject to a court of law having jurisdiction regarding such matters. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of Winmark, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and these shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. The right to retain shares is subject to our legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

Section 5.              Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay the per share purchase price of $159.63 for 150,000 shares, subject to increase or decrease as provided in Section 13, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Depositary of:

•                                          certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•                                          a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•                                          any other required documents.

We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to commence payment for shares purchased until at least two business days after the expiration date and as promptly thereafter as practicable. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will not be returned.  Certificated shares tendered and not purchased and shares tendered by book-entry transfer and not purchased, including shares not purchased due to proration, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will we pay interest on the purchase price regardless of any delay in making the payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 13 of the Letter of Transmittal.

Section 6.              Conditions of the Tender Offer

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by us in our reasonable judgment to have occurred):

•                                          there shall have been proposed, instituted or pending, or Winmark shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict Winmark’s ability to, or renders or seeks to render Winmark unable to, accept for payment some or all of the shares pursuant to the tender offer or (c) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

•                                          there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Winmark or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in Winmark’s reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict the ability of Winmark, or render Winmark unable, to accept for payment or pay for some or all of the shares under the tender offer;

•                                          there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any adverse change in the financial or capital markets generally, that, in Winmark’s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Winmark, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or business or financial prospects of Winmark or any of its subsidiaries, taken as a whole, (f) any decline of 10% or more in the market price for the shares, the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index from the close of business on February 27, 2019, or (g) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

•                                          a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving Winmark or any of its subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or Winmark or any of its subsidiaries has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

•                                          Winmark learns that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before February 27, 2019), (b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before February 27, 2019 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares, or (c) any new group has been formed that beneficially owns more than 5% of Winmark’s outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•                                          any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire Winmark or any of its subsidiaries or any of the respective assets or securities of Winmark and its subsidiaries;

•                                          any change, condition, event or development (or any condition, event or development involving a prospective change) shall have occurred (or Winmark learns of any such condition, event or development), in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or financial prospects of Winmark or any of its subsidiaries that, in Winmark’s reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Winmark and its subsidiaries, taken as a whole, on the value of or trading in the shares, on Winmark’s ability to consummate the tender offer or on the benefits of the tender offer to Winmark;

•                                          there shall be any reasonable likelihood, as determined by Winmark in its reasonable judgment, that the consummation of the tender offer and the purchase of shares could result in the tender offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act; or

•                                          we shall have determined that the consummation of the tender offer and the purchase of the shares may cause the shares to be delisted from the NASDAQ Global Market.

The foregoing conditions are for the sole benefit of Winmark, and we may assert them, and, with the exception of the last two conditions described above, waive them, in whole or in part, at any time and from time to time in its sole discretion prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Our determinations or judgments concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

Section 7.              Price Range of Shares

Winmark’s shares are traded on the NASDAQ Global Market under the trading symbol “WINA.” The following table sets forth the high and low sales prices per share reported on the NASDAQ Global Market for each of the fiscal periods indicated.

Fiscal Year Ended December 28, 2019

	High	Low
First Quarter (through February 27, 2019)	$177.38	$152.70

Fiscal Year Ended December 29, 2018

	High	Low
First Quarter	$144.10	$123.65
Second Quarter	$153.70	$128.30
Third Quarter	$187.10	$141.10
Fourth Quarter	$165.30	$144.36

Fiscal Year Ended December 30, 2017

	High	Low
First Quarter	$127.50	$109.90
Second Quarter	$137.75	$112.00
Third Quarter	$136.90	$124.70
Fourth Quarter	$139.05	$121.55

On February 27, 2019, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the NASDAQ Global Market was $168.01 per share. As shown in the table, during fiscal year 2019 and 2018, the common stock has traded at prices higher than $159.63 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale of your shares. Shareholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

Section 8.              Source and Amount of Funds

Assuming we purchase 150,000 shares in the tender offer, approximately $23.9 million will be required to purchase such shares. We expect that we will pay for the shares properly tendered in the tender offer, as well as paying fees and expenses relating to the tender offer, with existing available cash and from funds borrowed under our existing revolving line of credit facility. The tender offer is not subject to a financing condition.

As of February 28, 2019, the date of this tender offer, we have approximately $8.0 million of available cash, and no borrowings outstanding under our revolving line of credit facility with CIBC Bank USA and BMO Harris Bank N.A. (the “Line of Credit”), leaving $50 million of borrowing availability under the Line of Credit.

Our Line of Credit is secured by a lien against substantially all of our assets, contains customary financial conditions and covenants, and requires maintenance of minimum levels of debt service coverage and tangible net worth and maximum levels of leverage (all as defined within the Line of Credit). In July 2019 and each subsequent July thereafter through the termination of the facility in July 2021, the aggregate commitment of the credit facility will be reduced by $5 million.

The Line of Credit allows us to choose between two interest rate options in connection with any borrowings. The interest rate options are the Base Rate (as defined) and the LIBOR Rate (as defined) plus an applicable margin of 0% and 2.0%, respectively. Interest periods for LIBOR borrowings can be one, two, three, six or twelve months, as selected by us. The Line of Credit also provides for non-utilization fees of 0.25% per annum on the daily average of the unused commitment.

We expect to generate the cash necessary to pay the principal and interest on all of our outstanding debt from cash flows provided by operating activities and by opportunistically using other means to repay or refinance our obligations as we determine appropriate.

Section 9.              Certain Information Concerning Winmark

Principal Business. Winmark Corporation is a franchisor of five value-oriented retail store concepts that buy, sell and trade gently used merchandise.  Each of our retail store brands emphasizes consumer value by offering high-quality used merchandise at substantial savings from the price of new merchandise and by purchasing customers’ used goods that have been outgrown or are no longer used.  Our concepts also offer a limited amount of new merchandise to customers.  As of December 29, 2018, we had 1,241 franchised stores across the United States and Canada. In addition, we provide franchise consulting and advisory services to new and emerging franchisors through Winmark Franchise Partners, which we launched in 2017.

We also operate a middle-market equipment leasing business through our wholly owned subsidiary, Winmark Capital Corporation.  Our middle-market leasing business serves large and medium-sized businesses and focuses on technology-based assets which typically cost more than $250,000.  The businesses we target generally have annual revenue of between $30 million and several billion dollars.  We generate middle-market equipment leases primarily through business alliances, equipment vendors and directly from customers.

Additionally, we operate a small-ticket financing business through our wholly owned subsidiary, Wirth Business Credit, Inc.  Our small-ticket financing business serves small businesses and focuses on assets which generally have a cost of $5,000 to $100,000.

Our significant assets are located within the United States, and we generate all revenues from United States operations other than franchising revenues from Canadian operations of approximately $3.8 million, $3.3 million and $2.9 million for 2017, 2016 and 2015, respectively.  We were incorporated in Minnesota in 1988.

Our offices are located at 605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441 and our telephone number is (763) 520-8500.

Our audited financial statements for the fiscal years ended December 30, 2017 and December 31, 2016 are incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 30, 2017 filed with the Commission on March 9, 2018.

Please refer to “Where You Can Find More Information” below for instructions on how you can obtain copies of our filings with the Commission, including filings that contain our financial statements.

Where You Can Find More Information. We are subject to the information requirements of the Exchange Act, and, accordingly, we are obligated to file reports, statements and other information relating to our business, financial condition and other matters. We are required to disclose in these periodic reports certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our common stock and any material interest of such persons in transactions with us.  We have also filed with the Commission an Issuer Tender Offer Statement on Schedule TO that includes additional information with respect to the tender offer.

These reports, statements and other information may be inspected at the public reference facilities maintained by the Commission at 100 F. Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 100 F. Street, N.E., Washington, D.C. 20549. The Commission also maintains a website at www.sec.gov that contains reports, statements and other information regarding Winmark and other registrants that file electronically with the Commission.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The following documents contain important information about Winmark and we incorporate them herein by reference:

•                                          Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the Commission on March 9, 2018;

•                                          Definitive Proxy Statement on Form 14A, filed with the Commission on March 9, 2018, for our Annual Meeting of Shareholders held on April 25, 2018;

•                                          Forms 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 29, 2018, filed with the Commission on May 1, 2018, July 24, 2018 and October 23, 2018, respectively;

•                                          Current Reports on Form 8-K dated January 24, 2018, February 26, 2018, April 18, 2018, April 25, 2018, May 18, 2018, July 18, 2018, July 25, 2018, October 17, 2018, October 24, 2018, January 23, 2019 and February 28, 2019.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Shareholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the Commission’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. Shareholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them from us in writing or by telephone at:

Winmark Corporation
605 Highway 169 North, Suite 400
Minneapolis, Minnesota 55441

Telephone: (763) 520-8500

Any shareholder requesting information should be sure to include his or her complete name and address in the request.

Section 10.                                   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

General.  As of February 25, 2019, we had 3,909,186 issued and outstanding shares.  In addition, there were 637,880 shares of common stock currently reserved for issuance in connection with stock options outstanding as of February 25, 2019, and 157,315 shares available for future awards under our stock option plans as of February 25, 2019. The 150,000 shares that we are offering to purchase represent approximately 3.8% of the shares outstanding on February 25, 2019.

Participation by Executive Officers and Directors in the Tender Offer.  Our directors and executive officers are entitled to participate in the tender offer on the same basis as other shareholders. John L. Morgan is our Executive Chairman of the Board and beneficial owner of approximately 12.7% of our outstanding shares. Mr. Morgan indicated his non-binding intention to tender 496,950 shares in the tender offer. Paul C. Reyelts, our director, has indicated his non-binding intention to tender 40,447 shares in the tender offer. Mark L. Wilson, our director, has indicated his non-binding intention to tender 31,000 shares in the tender offer. All of our other directors and officers have indicated that they do not intend to tender shares in the tender offer. If Mr. Morgan tenders 496,950 shares as he has indicated, the proration factor in the tender offer would be substantially impacted. As a result, only a limited number of shares properly tendered by shareholders other than Mr. Morgan would be purchased. See Section 1. There can be no assurance that Mr. Morgan, Mr. Reyelts or Mr. Wilson will in fact tender the number of shares indicated, nor can there be any assurance that our other directors or officers will not decide to tender shares.

If no shareholder other than Mr. Morgan, Mr. Reyelts and Mr. Wilson tenders shares in the tender offer and we purchase 150,000 shares from the aggregate 568,397 shares that they have indicated they intend to tender, Mr. Morgan will beneficially own approximately 9.7%, Mr. Reyelts will beneficially own approximately 0.9% and Mr. Wilson will beneficially own approximately 1.0% of the approximately 3,759,186 shares that will be outstanding immediately after the tender offer.

As of February 25, 2019, the directors and executive officers of Winmark as a group (12 persons) beneficially owned 1,361,544 outstanding shares, or approximately 31.3% of the total outstanding shares on that date.  If no shareholder other than Mr. Morgan, Mr. Reyelts and Mr. Wilson tenders shares in the tender offer and we purchase 150,000 shares from the aggregate 568,397 shares that they have indicated they intend to tender, our directors and executive officers as a group will beneficially own 28.8% of the approximately 3,759,186 shares that will be outstanding immediately after the tender offer.

Depending on the results of the tender offer, including the effects of proration, the percentage of outstanding shares beneficially owned by our directors and officers who tender shares in the tender offer may decrease. Our directors and officers who do not tender shares in the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.  The following table shows the number of shares of our common stock and percentage beneficially owned by each director, each executive officer, all of the directors and executive officers as a group, and each person known to us to beneficially own more than 5% of the outstanding shares of common stock, the number of shares and percentage beneficially owned as of February 25, 2019 (except where otherwise indicated). The percentage beneficial ownership calculations are based on 3,909,186 shares of common stock issued and outstanding as of February 25, 2019. The address of the listed directors and executive officers is c/o Winmark, 605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441.

The number of shares beneficially owned is determined under rules of the Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days through the exercise of any stock option or other right.

Name of Shareholder	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares
John L. Morgan (2)(3)	496,950	12.7%
Brett D. Heffes (2)(3)(4)	185,563	4.7%
Steven C. Zola (2)(3)(5)	172,494	4.3%
Steven A. Murphy (3)(6)	168,312	4.2%
Anthony D. Ishaug (3)	113,750	2.8%
Kirk A. MacKenzie (2)	45,503	1.2%
Mark L. Wilson (2)	45,400	1.2%
Paul C. Reyelts (2)	43,347	1.1%
Lawrence A. Barbetta (2)	33,400	*
Renae M. Gaudette (3)	25,175	*
Jenele C. Grassle (2)	16,900	*
Leah A. Goff (3)	14,750	*
All current directors and executive officers as a group (12 persons)	1,361,544	31.3%
Ronald G. Olson (7) 1630 North Ridge Drive Wayzata, MN 55391	475,298	12.2%
Nine Ten Capital Management, LLC (8) 12600 Hill Country Blvd, Suite R-230 Austin, TX 78738	336,285	8.6%
T. Rowe Price Associates, Inc.(9) 100 East Pratt Street Baltimore, Maryland 21202	279,367	7.1%

*             Less than 1%

(1)                                 Includes the following number of shares that could be acquired within 60 days of February 25, 2019 upon the exercise of outstanding stock options: Mr. Morgan, no shares; Mr. Heffes, 63,863 shares; Mr. Zola, 110,717 shares; Mr. Murphy, 71,450 shares; Mr. Ishaug, 99,500 shares; Mr. MacKenzie, 14,400 shares; Mr. Wilson, 14,400 shares; Mr. Reyelts, 2,900 shares; Mr. Barbetta, 33,400 shares; Ms. Gaudette, 18,950 shares; Ms. Grassle, 12,400 shares; Ms. Goff, 5,500 shares; and all current directors and executive officers as a group, 447,480 shares.

(2)                                 Director of Winmark.

(3)                                 Executive officer of Winmark.

(4)                                 Includes 1,300 shares held by Mr. Heffes’ child.

(5)                                 Includes 800 shares held by one of Mr. Zola’s children.

(6)                                 Includes 350 shares held in a trust account on behalf of one of Mr. Murphy’s children.

(7)                                 We have relied information provided by Mr. Olson in a Form 4 filed on August 15, 2018 in which Mr. Olson reports direct beneficial ownership of 473,798 shares as of August 15, 2018 and indirect beneficial ownership of 1,500 shares held by Mr. Olson’s wife.

(8)                                 We have relied on information provided by Nine Ten Capital Management LLC on Schedule 13G/A filed on February 14, 2019, and includes shares owned by affiliates of Nine Ten Partners LP, Brian Bares, James Bradshaw and Russell Mollen in which the filing persons disclose sole voting and sole dispositive power over 336,285 shares held by Nine Ten Partners LP as of December 31, 2018.

(9)                                 We have relied on information provided by T. Rowe Price Associates, Inc. on Schedule 13G/A filed on February 14, 2019, in which they report beneficial ownership of 279,367 shares as of December 31, 2018.

Securities Transactions.  Based upon our records and upon information provided to us by our directors, executive officers and subsidiaries, neither we, nor any of our subsidiaries or affiliates, nor, to the best of our knowledge, any of our directors or executive officers or their affiliates, have effected any transactions in our shares during the 60 days prior to and including the date of commencement of this tender offer.

Agreements Involving Our Securities.  We have three stock-based compensation plans under which stock options were outstanding as of February 25, 2019:  the 2010 Stock Option Plan (the “2010 Plan”), the 2001 Stock Option Plan (the “2001 Plan”) and the Stock Option Plan for Non-Employee Directors (the “Director Plan”). Collectively, the 2010 Plan, the 2001 Plan and the Director Plan are referred to as the “Option Plans.”  The Option Plans were approved by our shareholders.

Our 2010 Plan allows for awards of either nonqualified or incentive stock options to officers, directors, employees, consultants and advisors of Winmark and our subsidiaries. The Compensation Committee is empowered to administer and interpret the 2010 Plan with the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.  Incentive stock options may be granted pursuant to the 2010 Plan until February 24, 2020, ten years from the date the 2010 Plan was adopted by our board of directors.  Nonqualified options may be granted under the 2010 Plan until the plan is discontinued or terminated by our board of directors.  The Compensation Committee may not grant more than 150,000 option shares in the aggregate to any one individual in a calendar year. At the 2017 Annual Meeting of Shareholders, the shareholders approved an amendment to the 2010 Plan to increase the number of shares available for grant under the 2010 Plan from 500,000 to 700,000 shares. As of February 25, 2019, there were 492,436 shares reserved for issuance upon exercise of outstanding stock options granted under the 2010 Plan and 125,315 shares remaining available for grant.

The 2001 Plan expired on February 20, 2011 and no awards are permitted under the 2001 Plan after that date.  As of February 25, 2019, there were 47,944 shares reserved for issuance upon exercise of outstanding stock options granted under the 2001 Plan and no shares remaining available for grant.

All of the outstanding and unvested stock options granted under the 2001 Plan and 2010 Plan become immediately exercisable upon the occurrence of a “Transaction” unless our board of directors selects to either: (a) terminate the 2001 Plan and 2010 Plan and cancel outstanding options not exercised prior to reasonable exercise period; (b) pay optionees, either in cash or shares of the surviving corporation’s stock, the difference between the fair market value of the stock price and the stock option exercise price; or (c) continue the 2001 Plan and 2010 Plan and allow optionees the right to exercise their respective options for an equivalent number of shares of stock of the succeeding corporation. A “Transaction” includes the acquisition of Winmark through the sale of substantially all of our assets or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation.

Pursuant to the terms of the Director Plan, nonemployee directors are automatically granted an option to purchase 25,000 shares of common stock upon the initial election as a director.  In addition to this initial award, each nonemployee director is eligible to receive stock option grants as determined by the Compensation Committee.  In June and December 2018, each current nonemployee director received a stock option grant of 800 shares pursuant to the Director Plan. These options vest 25% per year for four years, beginning one year from the date of the grant, and expire at the end of 10 years.  All of the outstanding and unvested stock options granted under the Director Plan become immediately exercisable upon the occurrence of a change in control of Winmark. As of February 25, 2019, there were 97,500 shares reserved for issuance upon exercise of outstanding stock options granted under the Director Plan and 32,000 shares remaining available for grant.

In 1995, our board of directors authorized a common stock repurchase program with no expiration date.  The total shares approved for repurchase has been increased by additional board of directors’ approvals and is currently limited to 5,000,000 shares, of which 130,604 may still be repurchased under the existing authorization.

Potential Payments Upon Termination or Change-in-Control. We have not entered into contracts or agreements with our executive officers providing for payments to them upon any termination or a change of control of Winmark.  Our executive officers have been granted stock option awards under the 2010 Plan and the 2001 Plan, which are described above.  The 2010 Plan and 2001 Plan provide for acceleration of vesting of outstanding stock options or other changes in the stock options when a “Transaction” occurs.

Except as otherwise described or incorporated by reference in this Offer to Purchase or as described or incorporated by reference in Winmark’s Annual Report on Form 10-K for the year ended December 30, 2017, neither Winmark nor, to the best knowledge of Winmark, any of Winmark’s affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of Winmark’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

For detailed descriptions of the arrangements disclosed above, please see our periodic and current reports and proxy statements filed with the Commission. In addition, to the extent required by Commission rules, copies of the agreements or forms of the agreements disclosed above have been filed with the Commission.

Section 11.                                   Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligation pursuant to the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

Section 12.                                   U.S. Federal Income Tax Consequences

General. The following summary describes the anticipated material United States federal income tax consequences to United States holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, cooperatives, tax-exempt organizations, partnerships (or entities treated as partnerships for United States federal income tax purposes) and partners in such partnerships, S corporations (and persons who own their interest in shares through an

S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those shareholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of shares that for United States federal income tax purposes is:

•                                          a citizen or resident of the United States;

•                                          a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•                                          an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•                                          a trust, (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a United States person for United States federal income tax purposes.

Holders of shares who are not United States holders (“foreign shareholders”) are particularly urged to consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

Characterization of the Purchase. The purchase of a United States holder’s shares by Winmark pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder’s particular circumstances, be treated either as having sold shares or as having received a distribution in respect of stock from Winmark.

Under Section 302 of the Code, a United States holder whose shares are purchased by Winmark pursuant to the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss, if the purchase:

•                                          results in a “complete termination” of the United States holder’s equity interest in Winmark;

•                                          results in a “substantially disproportionate” redemption with respect to the United States holder; or

•                                          is “not essentially equivalent to a dividend” with respect to the United States holder.

One of the tests described above, collectively referred to as the “Section 302 tests,” must be satisfied in order for the purchase of shares by Winmark pursuant to the tender offer to be treated as a sale of shares for federal income tax purposes.

Complete Termination Test. The purchase of a United States holder’s shares by Winmark pursuant to the tender offer will result in a “complete termination” of the United States holder’s equity interest in Winmark if all of the shares that are actually and constructively owned by the United States holder are sold pursuant to the tender offer. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Substantially Disproportionate Test. The purchase of a United States holder’s shares by Winmark pursuant to the tender offer will result in a “substantially disproportionate” redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased pursuant to the tender offer), and immediately following the exchange, the holder actually and constructively owns less than 50% of the total combined voting power of stock of Winmark.

Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder’s shares by Winmark pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the holder’s proportionate interest in Winmark as a result of the purchase constitutes a “meaningful reduction” given the holder’s particular circumstances. Whether the receipt of cash by a shareholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the shareholder’s particular facts and circumstances. If, as a result of an exchange of shares for cash pursuant to the tender offer, a United States holder whose relative stock interest in Winmark is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of Winmark suffers any reduction in its proportionate interest in Winmark (including any ownership of shares constructively owned), the United States holder should generally be regarded as having suffered a meaningful reduction in its interest in Winmark. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

In determining whether any of the Section 302 tests have been met, a United States holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code. Under those rules, a United States holder generally is treated as owning (i) shares owned by the United States holder’s spouse, children, grandchildren and parents; (ii) shares owned by certain trusts of which the United States holder is a beneficiary, in proportion to the United States holder’s interest; (iii) shares owned by any estate of which the United States holder is a beneficiary, in proportion to the United States holder’s interest; (iv) shares owned by any partnership or S corporation in which the United States holder is a partner or shareholder, in proportion to the United States holder’s interest; (v) shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock; and (vi) shares that the United States holder has an option or similar right to acquire. A United States holder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Shares constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

In addition, under certain circumstances it may be possible for a tendering United States holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the United States holder but that are not purchased pursuant to the tender offer. Alternatively, a United States holder may fail to satisfy any of the Section 302 tests because of contemporaneous or integrated acquisitions of shares by the United States holder or by a related party whose shares are constructively owned by the United States holder. United States holders should consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances.

Treatment of Tender Offer as Sale or Exchange. If a United States holder satisfies any of the Section 302 tests explained above, the United States holder will be treated as if it sold its shares to Winmark and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the tender offer and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefore. Such gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares at the time of the exchange exceeds one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20%. Short-term capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of 37%.  Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. Specific limitations may apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Winmark from a United States holder pursuant to the tender offer. In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender pursuant to the tender offer if less than all of its shares are tendered pursuant to the tender offer, and the order in which different blocks will be purchased by Winmark in the event of proration pursuant to the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation. Under the “wash sale” rules of Section 1091 of the Code, losses recognized on shares sold pursuant to the tender offer will be disallowed to the extent the United States holder acquires shares of Winmark within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

Treatment of Tender Offer as a Dividend or Distribution. If a United States holder’s exchange of shares for cash pursuant to the tender offer does not satisfy any of the Section 302 tests, and therefore does not constitute a sale or exchange for United States federal income tax purposes, the receipt of cash by such United States holder pursuant to the tender offer will be treated as a distribution, and the United States holder’s tax basis in the shares exchanged generally will be added to any shares retained by the United States holder. The distribution will be treated as a dividend to the extent of Winmark’s current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds Winmark’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States holder’s adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the United States holder’s holding period for the shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate United States holders (including individuals) is eligible for United States federal income taxation at a maximum rate of 20%. If a sale or exchange of shares for cash pursuant to the tender offer by a corporate United States holder is treated as a dividend, the corporate United States holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate United States holders are urged to consult their tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Oversubscription. Although Mr. Morgan has indicated his non-binding intention to tender 496,950 shares in the tender offer, we cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will result in Winmark accepting fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder’s shares pursuant to the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes.

Medicare Tax. A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts.  “Net investment income,” for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income or (2) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by and paid with the federal income tax return of United States holders.  United States holders should consult their own tax advisors regarding the potential application of the 3.8% Medicare tax to them.

Foreign Shareholders. As described in Section 3, generally the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the tender offer to a foreign shareholder or his agent, unless (i) the foreign shareholder delivers to the Depositary an applicable properly completed and executed IRS Form W-8ECI, IRS Form W-8 BEN, or any other applicable form before the payment is made and the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or otherwise or the Depository determines that proceeds received by the foreign shareholder are entitled to capital gains treatment. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if the foreign shareholder meets any of the Section 302 tests described above. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign shareholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

Shareholders Who Do Not Receive Cash Pursuant to the Tender Offer. Shareholders whose shares are not purchased by Winmark pursuant to the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

Shareholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

Section 13.                                   Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. We further expressly reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through BusinessWire or other comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, the tender offer will be extended until the expiration of such ten business day period.

Section 14.                                   Fees and Expenses

Winmark has retained D.F. King & Co., Inc. to act as Information Agent and Equiniti Trust Company to act as Depositary in connection with the tender offer.

The Information Agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their services as Information Agent and Depositary. The Information Agent and Depositary will also be reimbursed by us for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and Depositary) for soliciting tenders of shares pursuant to the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. However, upon request, we will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Winmark, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 13 in the Letter of Transmittal.

Section 15.                                   Miscellaneous

The tender offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that we will comply with the requirements of Exchange Act Rule 13e-4(f)(8).

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

Tendering shareholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether shareholders should tender or refrain from tendering shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or Depositary.

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each shareholder, or that shareholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below.

The Depositary for the tender offer is:

Equiniti Trust Company

By Mail:	By Hand or Overnight Courier:

(By 5:00 p.m., Eastern Daylight Time on the Expiration Date)	(By 5:00 p.m., Eastern Daylight Time on the Expiration Date)

Equiniti Trust Company	Equiniti Trust Company
Shareowner Services	Shareowner Services
Voluntary Corporate Actions	Voluntary Corporate Actions
P.O. Box 64858	1110 Centre Pointe Curve, Suite 101
St. Paul, Minnesota 55164-0858	Mendota Heights, Minnesota 55120

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the tender offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Shareholders Call Toll Free: (800) 330-5136

Email: winmark@dfking.com

February 28, 2019